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                        AMENDED AND RESTATED CERTIFICATE

                               OF INCORPORATION OF

                                   AXION INC.

               Axion Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

               FIRST:  The name of the Corporation is Axion Inc.

               SECOND: The date on which the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is July 30, 1987, under the name of Access Biotechnology, Inc.

               THIRD: The Board of Directors of this Corporation, at a meeting duly called and held, adopted resolutions amending and restating the Certificate of Incorporation to read in full as follows:

                                    ARTICLE I

               The name of this Corporation is Axion Inc.

                                   ARTICLE II

               The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III

               The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

               A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation is authorized to issue is Twenty-five Million (25,000,000) shares. Fifteen Million (15,000,000) shares shall be designated Common Stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"), and Ten





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Million (10,000,000) shares shall be designated Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock").

                                    ARTICLE V

               The rights, preferences, privileges, restrictions and other matters relating to the Three Million One Hundred Sixty-six Thousand Six Hundred Sixty-Seven (3,166,667) shares of Preferred Stock hereinafter designated "Series A Preferred Stock," the One Million Six Hundred Thousand (1,600,000) shares of Preferred Stock hereinafter designated "Series B Preferred Stock," the Four Hundred Twenty Thousand (420,000) shares of Preferred Stock hereinafter designated "Series C Preferred Stock," the Seven Hundred Thousand (700,000) shares of Preferred Stock hereinafter designated "Series D Preferred Stock," the Nine Hundred Sixty-Five Thousand Five Hundred Seventeen (965,517) shares of Preferred Stock hereinafter designated "Series E Preferred Stock," and the One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock hereinafter designated "Series F Preferred Stock" are as follows:

               A. Designation. Three Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (3,166,667) shares of Preferred Stock shall be designated "Series A Preferred Stock," One Million Six Hundred Thousand (1,600,000) shares of Preferred Stock shall be designated "Series B Preferred Stock," Four Hundred Twenty Thousand (420,000) shares of Preferred Stock shall be designated "Series C Preferred Stock," Seven Hundred Thousand (700,000) shares of Preferred Stock shall be designated "Series D Preferred Stock," Nine Hundred Sixty-Five Thousand Five Hundred Seventeen (965,517) shares of Preferred Stock shall be designated "Series E Preferred Stock," and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock shall be designated "Series F Preferred Stock."

               B.  Liquidation Rights.

                    (1) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment or setting apart for payment of any amount shall be made in respect of the Common Stock, the amount of $.75 per share of Series A Preferred Stock (the "Original Series A Issue Price"), $3.40 per share of Series B Preferred Stock (the "Original Series B Issue Price"), $4.79 per share of Series C Preferred Stock, $5.60 per share of Series D Preferred Stock (the "Original Series D Issue Price"), $7.25 per share of Series E Preferred Stock (the "Original Series E Issue Price"), and $10.00 per share of Series F Preferred Stock (the "Original Series F Issue Price"), plus, for each such share, an amount equal to all declared but unpaid dividends thereon, if any, to the date fixed for distribution to such



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series (such sum, as adjusted for stock splits, dividends, recapitalizations or the like, the "Preference Amount" for such series), and the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall rank on a parity as to receipt of their respective Preference Amounts upon the occurrence of any such event. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock their respective full preference amounts, then such holders shall share ratably in any distribution of assets in proportion to the aggregate preferential amounts which would be payable on the shares held by them if the Preference Amounts were paid in full.

                    (2) After payment has been made to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock of their respective full Preference Amounts, any remaining assets or surplus funds of the Corporation shall be shared by and distributed ratably among the holders of Common Stock and the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, treating the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock as if they had been converted into Common Stock at the Conversion Price (as hereinafter defined) then applicable to each such series; provided, however, that such ratable distribution and sharing shall continue in effect only (i) with respect to the Series C Preferred Stock, until such time as the holders of the Series C Preferred Stock shall have received an aggregate of $7.00 (including amounts paid pursuant to paragraph B(1) in respect of the Preference Amount for such series and as adjusted for stock splits, reverse stock splits, reorganizations and the like occurring subsequent to the filing of this Certificate of Incorporation) for each share of Common Stock into which the Series C Preferred Stock would be convertible at the then applicable Conversion Price, (ii) with respect to the Series A Preferred Stock, until such time as the holders of the Series A Preferred Stock shall have received an aggregate of $4.00 (including amounts paid pursuant to paragraph B(1) in respect of the Preference Amount for such series and as adjusted for stock splits, reverse stock splits, reorganizations and the like occurring subsequent to the filing of this Certificate of Incorporation) for each share of Common Stock into which the Series A Preferred Stock would be convertible at the Conversion Price then applicable to such series, (iii) with respect to the Series B Preferred Stock, until such time as the holders of the Series B Preferred Stock shall have received an aggregate of $7.00 (including amounts paid pursuant to paragraph B(1) in respect of the Preference Amount for such series and as adjusted for stock splits, reverse stock splits, reorganizations and the like occurring subsequent to the filing of this Certificate of Incorporation) for each share of Common Stock into which the Series B Preferred Stock would be convertible at the Conversion Price then applicable to such series, and (iv) with respect to the Series E Preferred Stock, until such time as the holders of the Series E


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Preferred Stock shall have received an aggregate of $9.46 (including amounts paid pursuant to paragraph B(1) in respect of the Preference Amount for such series and as adjusted for stock splits, reverse stock splits, reorganizations and the like occurring subsequent to the filing of this Certificate of Incorporation) for each share of Common Stock into which the Series E Preferred Stock would be convertible at the Conversion Price then applicable to such series. After payment has been made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock pursuant to this paragraph B(2), all remaining assets or surplus funds of the Corporation shall be shared by and distributed ratably among the holders of the Common Stock.

                    (3) For purposes of this Section B, a merger or consolidation of the Corporation into or with another corporation, a sale, transfer or other disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall, unless the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a class, elect in writing otherwise, be deemed to be a liquidation, dissolution or winding up of the Corporation.

                    (4) In the event the Corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall be determined by the vote or written consent of the Board of Directors, and such determination shall be binding upon the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock. Any securities to be distributed shall be valued as follows:

               (a) Securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows:

                         (i) if traded on a securities exchange, the value shall
be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the closing; and

                         (ii) if actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and


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                         (iii) if there is no active public market, the value
shall be the fair market value thereof as determined by the written consent or vote of the Board of Directors, and such determination shall be binding upon the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock; and

               (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (a)(i), (ii) or (iii) to reflect the approximate fair market value thereof as determined by the written consent or vote of the Board of Directors and such determination shall be binding upon the holders of the affected series of Preferred Stock.

               C. Dividends.

                    (1) Preferred Stock. The holders of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $.075 per share, $.34 per share, $0.42 per share, $0.56 per share, $.725 per share and $1.00 per share, respectively (as appropriately adjusted for stock splits, stock dividends, recapitalizations or the like), per annum before any dividend is declared or paid on shares of Common Stock. Dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The right to such dividends on shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall not be cumulative, and no right shall accrue to holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

                    (2) Common Stock. No distributions (as defined below) shall be paid on the Common Stock until the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then outstanding shall have first received dividends at the dividend rates specified in paragraph C(1) above. If, in any fiscal year, any cash or other distributions are declared by the Board of Directors to be paid on the Common Stock as a class, then an additional dividend shall be paid at the same time to the holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock at the rate per share equal to the product of (x) such per share


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dividend or other distribution on the Common Stock, multiplied by (y) the number of shares of Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, is then convertible.

                    (3) Distributions Defined. For purposes of this Section C, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Company, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Corporation.

               D.     Conversion.

               The holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                    (1) Right to Convert. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Preferred Stock of that series, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such series, determined as hereinafter provided, at the time of conversion. The Original Series C Issue Price shall be deemed to be $4.20. The Conversion Price for the Series A Preferred Stock shall initially be Seventy-Five Cents ($.75) (as adjusted from time to time, the "Series A Conversion Price"), the Conversion Price for the Series B Preferred Stock shall initially be Three Dollars and Forty Cents ($3.40) (as adjusted from time to time, the "Series B Conversion Price"), the Conversion Price for the Series C Preferred Stock shall initially be Four Dollars and Twenty Cents ($4.20) (as adjusted from time to time, the "Series C Conversion Price"), the Conversion Price for the Series D Preferred Stock shall initially be Five Dollars and Sixty Cents ($5.60) (as adjusted from time to time, the "Series D Conversion Price"), the Conversion Price for the Series E Preferred Stock shall initially be Seven Dollars and Twenty-Five Cents ($7.25) (as adjusted from time to time, the "Series E Conversion Price"), and the Conversion Price for the Series F Preferred Stock shall initially be Ten Dollars ($10.00) (as adjusted from time to time, the "Series F Conversion Price"). Such initial Conversion Prices shall be subject to


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adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, are convertible, as hereinafter provided.

                    (2) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least Four Dollars ($4.00) per share, as presently constituted, and having an aggregate offering price to the public resulting in net proceeds to the Company of not less than Ten Million Dollars ($10,000,000). Each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least Seven Dollars ($7.00) per share, as presently constituted, and having an aggregate offering price to the public resulting in net proceeds to the Company of not less than Ten Million Dollars ($10,000,000). Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series E Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least Seven Dollars and Twenty-Five Cents ($7.25) per share, as presently constituted, and having an aggregate offering price to the public resulting in net proceeds to the Corporation of not less than Ten Million Dollars ($10,000,000). Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series F Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least Ten Dollars ($10.00) per share, as presently constituted, and having an aggregate offering price to the public resulting in net proceeds to the Corporation of not less than Ten Million Dollars ($10,000,000). In the event of the automatic conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and/or the Series F Preferred Stock upon a public offering as aforesaid, persons entitled to receive Common Stock issuable upon such conversion shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and/or Series E Preferred Stock and/or Series F Preferred Stock until immediately prior to the closing of such sale of securities.


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                    (3) Mechanics of Conversion. No fractional shares of Common
Stock shall be issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock. In lieu of any fractional shares to which the holder of shares of any series would otherwise be entitled (computing the number of shares of Common Stock to which any holder is entitled on an aggregate basis with respect to all shares to be converted by such holder at the time of such conversion), the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for that series. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to paragraph D(1) hereof, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock as set forth in paragraph D(2) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock of that series and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to paragraph D(2) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, or to their respective nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder or nominee shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to paragraph D(2) hereof, such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in paragraph D(2)), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                    (4) Adjustment for Stock Splits, Dividends and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, or shall issue a dividend of Common Stock on its outstanding Common Stock, the Conversion Price for any series of Preferred Stock in effect immediately before that subdivision or dividend shall be proportionately decreased. Conversely, if the Corporation shall combine the outstanding shares of


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Common Stock, the Conversion Price for any series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph D(4) shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date on which the dividend is declared. Notwithstanding anything else in this Certificate of Incorporation, the Conversion Price for any series of Preferred Stock shall not be so reduced at such time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or more.

                    (5) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Preferred Stock been converted into Common Stock on the date of such event, giving effect to all adjustments called for with respect to such securities during the period from the date of such event to and including the conversion date.

                    (6) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of any series of Preferred Stock shall be changed into the same or different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend, provided for above, or a merger, consolidation, sale of assets or other transaction provided for in Section B above, or a dividend or distribution provided for in Section C above), then and in each such event the holder of each share of the affected series of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock of that series might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                    (7) No Impairment. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all


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times in good faith assist in the carrying out of all the provisions of this
Section D and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                    (8) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the respective Conversion Prices pursuant to this Section D, the Corporation at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof and furnish to each holder of shares of any series of Preferred Stock a certificate setting forth such adjustment or readjustment as applicable to that series and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price as at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

                    (9) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                    (10) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

               E.     Voting Rights.

                         (1) In General. Except as set forth below, each holder
of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which that holder's shares of such series of Preferred Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Except as set forth below, each holder of Common Stock shall be entitled to one vote per share of Common Stock held by such holder. The holder of each share of



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Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock,
Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon all matters submitted to a vote of stockholders. Fractional votes by the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall not be permitted, however, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

                         (2) Voting for Election of Directors. So long as no
fewer than One Hundred Thousand (100,000) of the shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock then outstanding shall be entitled to elect two directors of the Corporation at each election of directors. So long as no fewer than Five Hundred Thousand (500,000) shares of Series B Preferred Stock remain outstanding, the holders of a majority of the shares of Series B Preferred Stock then outstanding shall be entitled to elect one director of the Corporation at each election of directors. So long as no fewer than One Hundred Thousand (100,000) shares of Series C Preferred Stock remain outstanding, the holders of a majority of the Series C Preferred Stock then outstanding shall be entitled to elect one director of the Corporation at each election of directors. The holders of a majority of the Common Stock outstanding shall be entitled to elect the remaining directors of the Corporation. Any vacancy occurring because of the death, resignation, or removal of a director elected by the holders of Series A Preferred Stock, the holders of the Series B Preferred Stock or the holders of the Series C Preferred Stock shall be filled by the vote or written consent of the holders of a majority of the shares of that series or, in the absence of such action by such holders, by action of the remaining directors then in office. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of outstanding Common Stock shall be filled by the vote or written consent of the holders of a majority of the outstanding shares of or, in the absence of such action by such holders, by action of the remaining directors then in office.

               F. Covenants. So long as no fewer than an aggregate of Five Hundred Thousand (500,000) shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty percent (50%) of the then outstanding shares of Preferred Stock (excluding from such vote the shares of any series of Preferred Stock of which there are fewer than 100,000 shares outstanding), voting together as a single class:


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                    (1) amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock;

                    (2) create any new series or class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock;

                    (3) increase the authorized number of shares of Preferred Stock;

                    (4) be or become a party to, or initiate or otherwise enter into any transaction that would result in a reorganization of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or the sale of all or substantially all of the assets of the Corporation;

                    (5) initiate any reclassification or recapitalization of the outstanding capital stock of the Corporation that would result in a reduction or limitation of the preferences granted to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock; or

                    (6) increase the number of authorized directors of the Corporation's Board of Directors above seven (7).

               G. Residual Rights. All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for in this Amended and Restated Certificate of Incorporation or any subsequent Certificate of Designation shall be vested in the Common Stock.

                                   ARTICLE VI

               A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this


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Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

               Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VII

               To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

                                  ARTICLE VIII

               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

               The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors; and provided, further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

                                    *  *  *

               FOURTH: That thereafter, pursuant to resolution of the Board of Directors, the Amended and Restated Certificate of Incorporation was submitted to the stockholders for their approval, which approval was given by written consent of a majority of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.


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               FIFTH: That prompt written notice was duly given pursuant to
Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.

               SIXTH: That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, Axion Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this 28th day of November, 1994.

                                            AXION INC.

                                            GARRETT J. ROPER
                                            ------------------------------
                                            Garrett J. Roper
                                            Chief Financial Officer

ATTEST:

ROBERT V. GUNDERSON, JR.
- ---------------------------
Robert V. Gunderson, Jr.
Secretary


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